EXHIBIT 2.4

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT
REAL ESTATE

Reference is made to that certain Purchase and Sale Agreement dated as of February 5, 2015 as amended by the First Amendment to Purchase Agreement dated as of May 11, 2015 (the “First Amendment”), and as further amended by the Second Amendment to Purchase and Sale Agreement dated on or about June 26, 2015 (the “Second Amendment”) by and between Crouch Investment Group, LLC (“Purchaser”) and Realmark Property Investors Limited Partnership-II (“Seller”).

Seller and Purchaser, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged further agree and amend the Purchase and Sale Agreement as follows:

1. Purchaser has deposited a total of $150,000 in escrow with the Escrow Agent as called for by the First and Second Amendments of which $100,000 has been released to Seller and is non-refundable.  Section 1.4 is further amended from the terms set forth in the First Amendment and Second Amendment by calling for Purchaser to make an additional deposit of $100,000 to the Escrow Agent on or before July 27, 2015.

2. The parties further agree that the Escrow Agent shall release an additional $100,000 of the total deposit and pay over said sum to the Seller immediately upon receipt of the additional deposit herein from the Purchaser.  Said amount shall be wire transferred to the account of the Seller pursuant to wire instructions attached hereto and made a part hereof.

3. The Escrow Agent shall continue to hold the remaining sum of $50,000 in escrow pursuant to the terms of the Purchase and Sale Agreement as amended to be disbursed in accordance with the Purchase Agreement as of the Closing Date.

4. Upon Purchaser making the additional deposit called for in this Third Amendment, then and in that event the Closing Date set forth in the Contract as amended shall be extended until not later than August 10, 2015, time being of the essence.

5. All other terms and conditions set forth in the original Purchase and Sale Agreement, the First Amendment and the Second Amendment and as set forth herein are otherwise confirmed and ratified by the parties.

6. The terms of this Third Amendment are made a part of the Purchase and Sale Agreement.

Crouch Investment Group, LLC

By:       s/ Charles W. Crouch

Realmark Property Investors Limited Partnership-II

By:       s/ Matthew P. Iak
            President